Exhibit 10.8

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

FUJITSU DISTRIBUTION AGREEMENT

DATED DECEMBER 21, 2005

THIS AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Fujitsu Distribution Agreement dated December 21, 2005 (the “Agreement”), by and between Spansion Inc., a Delaware corporation (“Spansion”) and Fujitsu Limited, a Japanese corporation (“Fujitsu”), is entered into as of December, 2007 and effective as of October 1, 2007 (the “Amendment Date”).

Whereas, Spansion and Fujitsu wish to further amend the Agreement, it is agreed that the Agreement shall be modified as follows:

1.	Section 1.1 Terms defined in this Agreement is amended by deleting subsections 1.1.3, 1.1.25, 1.1.43, 1.1.44, 1.1.45 and 1.1.46 and adding the following new subsections:

1.1.66 “FEI Account” means a Customer listed on Schedule 1.1.66 to Amendment No. 1 to this Agreement, including its Affiliates located in Fujitsu Territory and any successor Entity or Person of any of the foregoing.

1.1.67 “JMA Account” means a Customer (including its Affiliates) listed on Schedule 1.1.67 to Amendment No. 1 to this Agreement. In addition, “JMA Account” shall include any Entity or person that Fujitsu can demonstrate to Spansion meets at least one of the following criteria:

1. Entities or persons doing business anywhere in the world, the ownership interest of which is held thirty percent (30%) or more by one or more Entity or Person headquartered in Fujitsu Territory.

2. Entities or persons doing business anywhere in the world, the largest ownership interest of which is owned by one or more Entity or Person headquartered in Fujitsu Territory; provided that the aggregate ownership interest of such Entity or Person headquartered in Fujitsu Territory is equal to or greater than twenty percent (20%).

In case that such Entity or Person which owns the above-mentioned ownership interest of a JMA Account is a FEI Account, such JMA Account is specifically referred to as “FEI JMA Account”.

1.1.68 “OEM Account” means an Entity or Person that purchases or otherwise acquires Products to manufacture any product which (i) is designed by or for, or whose design is adapted by, any FEI Account or any JMA Account and (ii) incorporates Product, irrespective of branding or distributor of such product. OEM Accounts include (without limitation) the Customers listed on Schedule 1.1.68 to Amendment No. 1 to this Agreement.

2.	Section 2.1.1 Grant of Rights is amended to read in its entirety as follows:

Subject to the terms and conditions of this Agreement, Spansion grants to Fujitsu the right to market, sell and otherwise distribute Products during the Term (a) in the Fujitsu Territory and in the Joint

Territory, and (b) to Fujitsu Affiliates, Fujitsu Accounts, FEI Accounts, JMA Accounts, Global Accounts and OEM Accounts wherever located. Such granted rights shall allow Fujitsu to maintain its marketing, sales, support and other relationships (directly or indirectly through Fujitsu Channel Partners) with FEI Accounts and FEI JMA Accounts with respect to Products as such relationships existed prior to the Amendment Date and to market, sell and otherwise distribute Products to FEI Accounts and FEI JMA Accounts without any change to such relationships on or after the Amendment Date. Spansion acknowledges and agrees, in planning and conducting its marketing, sales and distribution of Products, to respect such relationships between FEI Accounts and FEI JMA Accounts and not to interfere, or permit or cause any other Entity or person to interfere, with such relationships. For the avoidance of doubt, the term “interfere” will be deemed to exclude responses by Spansion itself or other Spansion distributors to requests by FEI Accounts or FEI JMA Accounts without solicitation by Spansion or such other distributors to purchase Products from Spansion or such other distributors. No other grant of distribution rights to Fujitsu is implied by this Agreement. For the avoidance of doubt, Fujitsu’s rights granted hereunder exclude, among other things, the right to market, sell and otherwise distribute Products (a) in the Spansion Territory (except with respect to Fujitsu Affiliates, Fujitsu Accounts, FEI Accounts, JMA Accounts, OEM Accounts and certain Global Accounts identified in Schedule 2.1), (b) to Spansion Accounts and Spansion PRC Customers, or (c) any grant of a right of exclusivity to any territory or account; provided that, if Spansion, or any of its Affiliates or distributors sells any Product with respect to which Fujitsu or any of its Affiliates (directly or indirectly through Channel Partners) has contributed any design or related works or activities and Fujitsu can demonstrate to Spansion such contribution, Spansion agrees to pay a commission fee commensurate with the Fujitsu contribution for each such Product sold as separately agreed between Fujitsu and Spansion.

3.	Section 2.2 Sales and Appointment of Other Distributors by Spansion is amended to read in its entirety as follows:

Beginning on April 1, 2008, Spansion may choose to use any current Fujitsu Channel Partner in Japan as a Spansion distribution partner. To facilitate the use of current Fujitsu Channel Partners in Japan by Spansion beginning April 1, 2008, Fujitsu acknowledges that Spansion may begin discussions with current Fujitsu Channel Partners in Japan immediately following the Amendment Date and that Spansion may sign a distribution agreement with any such current Fujitsu Channel Partner in Japan so long as the effective date is April 1, 2008 or later. Outside of Japan there is no restriction on Spansion signing a distribution agreement with any current Fujitsu Channel Partner immediately following the Amendment Date. Spansion and Fujitsu will discuss and agree in good faith on the details of the schedule and method of transitions of Fujitsu Channel Partners to Spansion distribution partners and cooperate with each other to perform in accordance with such agreed schedule and method for such transitions. Upon transition of any Fujitsu Channel Partner to a Spansion distribution partner in accordance with this Section, (i) Fujitsu will be released from its obligations imposed under this Agreement with respect to such Fujitsu Channel Partner, including, without limitation, obligations of Channel Management under Section 5.3 and (ii) Fujitsu’s rights under Section 2.1.1 shall terminate in regards to any account, including FEI Accounts, OEM Accounts, Fujitsu Account, JMA Accounts and Global Accounts, which has been previously supported by the Fujitsu Channel Partner(s) transitioned to Spansion only in case that such account has agreed not to purchase Products from Fujitsu, its Affiliates or other Fujitsu Channel Partners than those so transitioned. Notwithstanding the foregoing, if such account supported by Fujitsu Channel Partner(s) so transitioned has any Affiliate(s), department(s), division(s), group(s) or other business unit(s) (collectively “Customer Unit”) then currently not supported by such Fujitsu Channel Partner(s) transitioned, the subsection (ii) above shall not apply to such Customer Unit.

4.	A new Section 2.3.5 Restructuring of FDI shall be added to the Agreement as follows:

2.3.5 Restructuring of FDI. Spansion understands that Fujitsu intends to transfer its semiconductor sales group to FDI (or another Fujitsu Subsidiary) on or after October 1, 2007. FDI (or such other Fujitsu Subsidiary) will thereupon change its name to Fujitsu Electronics, Inc. or another name designated by Fujitsu (“FEI”). From and after the effective date of the foregoing transfer (the “Transfer Date”), FEI shall have the same rights to purchase, market, sell and otherwise distribute Products under this Agreement as held by Fujitsu as of the Transfer Date, subject to all applicable terms and conditions of this Agreement. From and after the Transfer Date, all references in this Agreement to FDI shall be deemed to be references to FEI.

5.	Section 4.1 Forecasts is amended to read:

Fujitsu working together with Spansion shall, on or before the end of the last week of the first month of each Quarter, provide Spansion with a non-binding forecast (a Forecast”) setting forth Fujitsu’s projected Product needs for each of the five (5) Quarters following such Quarter (“Forecasted Product Requirements”). Each Forecast will be organized by Spansion on a Technology-by-Technology basis, and will contain a forecast for each Product within a particular Technology. Spansion shall use all commercially reasonable efforts to increase or reduce, as applicable, Production Volume to reflect Fujitsu’s Forecasted Product Requirements. Spansion shall in any event be able to adjust Production Volume in order to take into account its assessment of current market conditions.

6.	Section 4.2 Short Supply Guaranteed Allocation is deleted in its entirety.

7.	Section 4.3 Spansion Adjustment to Production Volume is deleted in its entirety.

8.	Section 6.1 License is amended to read in its entirety as follows:

Subject to the terms and conditions of this Agreement, Spansion hereby grants to Fujitsu a non-exclusive, royalty-free, fully paid up license (including the right to grant sublicenses), during the Term, to use and display the Trademarks in the Fujitsu Territory and Joint Territory, and anywhere else in the world in connection with Fujitsu Accounts, FEI Accounts, JMA Accounts, Global Accounts and OEM Accounts, in all cases solely in connection with the marketing, promoting, advertising, sale and distribution of Products as expressly permitted herein, and in connection with Fujitsu’s obligations set forth in Section 5, 9 and 11. Fujitsu shall not have the right to use the Trademarks to form combination marks with other trademarks, service marks, trade names, designs and logos.

9.	Section 6.5 Documentation is amended to read in its entirety as follows:

Subject to the terms and conditions of this Agreement, Spansion grants to Fujitsu a non-exclusive, royalty-free, fully paid up license (including the right to grant sublicenses), during the Term, to use, display, translate, modify to make consistent with in its own documentation, copy and otherwise reproduce and distribute (either on its own, or in conjunction with, or as incorporated in Fujitsu product documentation) the Documentation in the Fujitsu Territory and Joint Territory, and anywhere in the world in connection with Fujitsu Accounts, FEI Accounts, JMA Accounts, Global Accounts and OEM

Accounts, solely in connection with the marketing, promoting, advertising, sale and distribution of Products as expressly permitted herein, and in connection with Fujitsu’s obligations set forth in Section 5, 9 and 11. Notwithstanding the foregoing, Fujitsu may not modify the Documentation in a manner that misrepresents the Products.

10.	The first sentence of Section 12.3 Purchase Price of Spansion Content Only Products is amended to read in its entirety as follows:

The Purchase Price for each SCO Product shall be equal to ninety-five and seven-tenths percent (95.7%) of RSP at the time the order was booked, other than the specific SCO Products which (as separately confirmed among Spansion, Fujitsu and FEI on each customer code and parts number basis) FEI has purchased as a Customer through Fujitsu or directly under this Agreement before or after the Amendment Date for incorporation into FEI’s “NVPROM” products to be provided directly or indirectly to its customers, and the Purchase Price for which shall be equal to one hundred percent (100%) of RSP at the time the order was booked.

11.	Section 12.3.3 is deleted in its entirety and replaced with the following:

The rights granted by Spansion to Fujitsu pursuant to Section 2.1.1 and the Purchase Price of certain SCO Products specified in Section 12.3, as modified by Amendment No.1 to this Agreement, are based on Spansion’s and Fujitsu’s intent to reduce the total cost for sales of Products by Fujitsu and its Affiliates (“Total Cost”) after the Amendment Date. The general intention goal of the Parties as of the Amendment Date is to reduce the Total Cost during each six month period of this Agreement beginning with the fourth quarter of 2007 by 80% of the Total Cost during the six months period of the fourth quarter of 2006 through the first quarter of 2007 (i.e. the Total Cost during any such six month period is expected to be reduced to a level of approximately 3.2% of the amount of the sales by Fujitsu and its Affiliates of Products during the six month period of the fourth quarter of 2006 through the first quarter of 2007). The Parties will meet at the beginning of each quarter to discuss how the goal will be met for the six month period beginning with that quarter.

12.	The main body of Section 14.3 Actions is amended to read:

In the event that Spansion delivers a written notice to Fujitsu pursuant to Section 14 proposing remedial measures, Spansion may sell on its own or grant the right to another distributor to market, sell and distribute to such Customer in the specific geographical territory(ies) in which such Customer is being underserved, provided that the Spansion Board has approved such measures in accordance with Section 14.2.4 and subject to Fujitsu’s right to arbitrate pursuant to Section 14.2.5 and the resolution of any such arbitration.

13.	Section 20.1 Term is amended to read:

This Agreement will be effective as of the Effective Date, and will continue in full force and effect until September 30, 2008 (the “Initial Term”), unless terminated as set forth in this Section 20 (“Term”), provided that Spansion and FEI shall meet beginning immediately, but in no event not later than January 2008, to discuss and negotiate in good faith a new, successive distribution agreement between Spansion and FEI (“New Agreement”) with a goal of completing a new distribution agreement on or before September 30, 2008. The New Agreement shall contain warranty and indemnification terms not less favorable to FEI than those provided herein and general business terms reasonably acceptable to both Parties. The New Agreement shall also allow FEI to maintain its marketing, sales, support and other relationships (directly or indirectly) with FEI Accounts and FEI JMA Accounts with respect to Products and to market, sell and otherwise distribute Products to FEI Accounts and FEI JMA Accounts without any change to such relationships, in each case as Fujitsu has been allowed to engage in such activities as set forth in Section 2.1.1, unless Spansion can demonstrate that Fujitsu’s marketing or sales performance to such FEI Accounts or FEI JMA Accounts is evidently unsatisfactory to such FEI Accounts or FEI JMA Accounts. It is understood and agreed that, notwithstanding (i) the reorganization of Spansion LLC into a corporate structure, and (ii) the form of that reorganization, Spansion shall be responsible for all obligations and liabilities of Spansion LLC accruing under this Agreement commencing as of the Effective Date, to the same extent as if Spansion were the original party hereto instead of Spansion LLC.

14.	Section 20.4 Termination for Reduction in Ownership is deleted in its entirety.

15.	Section 21.7 Notices and Other Communications is amended to reflect the correct address of Spansion:

Spansion Inc.

915 DeGuigne Drive, MS 176

PO Box 3453

Sunnyvale, CA 94088

Attention: General Counsel

Telephone: 408-962-2500

Fax: 408-616-6659

16.	Schedule 1.1.25 Fujitsu PRC Customers is deleted in its entirety.

All terms and conditions of the Agreement not specifically modified by this Amendment shall remain unchanged and in full force and effect.

Spansion Inc.		Fujitsu Limited

By:	/s/ Jeff Davis	By:	/s/ Koichi Ishizaka
Name:	Jeff Davis	Name:	Koichi Ishizaka
Title:	Executive Vice President	Title:	Group Executive Vice President, Electronic Devices Business Unit

Date:	December 28, 2007	Date: